                                                                    Exhibit 11.1

       Computation of Primary and Fully Diluted Earnings Per Common Share

                                                     Three Months Ended
                                                    6/30/96         6/30/97
                                                    -------         -------
EARNINGS
Net Income                                         $ 152,151       $  75,991
Series A Preferred Stock Dividends                   (91,542)              0
Series B Preferred Stock Dividends                  (116,166)              0
Series B Preferred Stock Dividends in Arrears              0         (67,066)
                                                   ---------       ---------
Pro Forma (Loss) Income Applicable to Common
Stock                                              $ (55,557)      $   8,925
                                                   =========       =========

--------------------------------------------------------------------------------

SHARES
Weighted Average Common Shares for the
  period ended                                    8,040,268      10,772,315

Additional Shares Assuming Conversion of:
 Preferred Stock Series A and Employee
 Options Exercised                                        0         177,466
                                                 ----------      ----------
Pro Forma Shares for Primary Earnings
 Per Common Share                                 8,040,268      10,949,781
                                                 ----------      ----------
Additional Shares Assuming Conversion of:
 Employee Options Exercised                               0           1,553
                                                 ----------      ----------
Pro Forma Shares for Fully Diluted Earnings
  Per Common Share                                8,040,268      10,951,334
                                                 ==========      ==========

--------------------------------------------------------------------------------

Primary (Loss) Earnings Per Common Share         $     (.01)     $      .00
Fully Diluted (Loss) Earnings Per Share         *$     (.01)   **$      .00


-------------------------------------------------- -------------------
* Common Stock Equivalents have an anti-dilutive effect on Earnings Per Share and are excluded from this Exhibit.

** Series B Preferred Stock have an anti-dilutive effect on Earnings Per Share and are excluded from this Exhibit.